Exhibit 10(p)

EXHIBIT A

AMENDMENT TO

REGIS CORPORATION

2004 LONG TERM INCENTIVE PLAN

The Regis Corporation 2004 Long Term Incentive Plan (the “Plan”) hereby is amended, effective as of the date hereof, to provide for grants of Restricted Stock Units in addition to the Awards already available under the Plan.

1.               The first sentence of Section 2.3 of the Plan is amended by adding “, Restricted Stock Unit” immediately following the words “Restricted Stock”.

2.               New Section 2.27A is added to the Plan immediately following the end of Section 2.27 and shall read:

“2.27A    “Restricted Stock Unit” means an Award to a Participant under Section 8.1 hereof under which no Common Stock actually is awarded to the Participant on the date of grant.  Each Award of a Restricted Stock Unit entitles a Participant to receive a share of Common Stock as of a future date, subject to certain restrictions and to a risk of forfeiture.”

3.  Article VIII of the Plan is amended to read in its entirety as follows:

“ARTICLE VIII

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1           General.  The Committee shall have authority to grant Restricted Stock and/or Restricted Stock Units under the Plan at any time or from time to time.  The Committee shall determine the number of shares of Restricted Stock and/or the number of Restricted Stock Units to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards.  Each Award shall be confirmed by, and be subject to the terms of, an Agreement which shall become effective upon execution by the Participant.

8.2           Grant, Awards and Certificates.  An Award of Restricted Stock or of Restricted Stock Units shall occur as of the Grant Date determined by the Committee and as provided in an Agreement.  Restricted Stock and Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan.  Notwithstanding the limitations on issuance of Common Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate (or other representation of title) in respect of such Restricted Stock.  Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee.  The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3           Terms and Conditions.  Restricted Stock and Restricted Stock Units shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(1)           Limitations on Transferability.  The issue prices for Restricted Stock and Restricted Stock Units shall be set by the Committee and may be zero.  Subject to the provisions of the Plan and the Agreement, during a period set by the Committee (and, in the case of Restricted Stock Units, until the date of delivery of Common Stock), commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, assign, margin, transfer, encumber, convey, gift, alienate, hypothecate, pledge or otherwise dispose of Restricted Stock or Restricted Stock Units.

(2)           Rights.  Except as provided in Section 8.3(1), the Participant shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends.  A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder but shall, to the extent provided in an Agreement, have the right to receive (with respect to such Restricted Stock Units) cash payments equivalent in value to the cash dividends payable on a like number shares of Common Stock.   Unless otherwise determined by the Committee and subject to the Plan and Code Section 409A, cash dividends on Common Stock that are the subject of the Restricted Stock shall be automatically reinvested in additional shares of Restricted Stock, and dividends on Common Stock that are Restricted Stock payable in Common Stock shall be paid in the form of Restricted Stock.  Unless otherwise determined by the Committee and subject to the Plan and Code Section 409A, dividend equivalent amounts payable with respect to Restricted Stock Units shall be automatically reinvested in additional Restricted Stock Units.

(3)           Criteria.  Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award.

(4)           Forfeiture.  Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment due to death or Disability during the Restriction Period, the restrictions shall lapse and the Participant shall be fully vested in the Restricted Stock or Restricted Stock Units.  Except to the extent otherwise provided in the applicable Agreement and the Plan, upon a Participant's Termination of Employment for any reason during the Restriction Period other than a Termination of Employment due to death or Disability, all shares of Restricted Stock and Restricted Stock Units still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant's Restricted Stock and Restricted Stock Units.

(5)           Delivery.  If a share certificate is issued in respect of Restricted Stock, the certificate shall be registered in the name of the Participant but shall be held by the Company for the account of the Participant until the end of the Restricted Period.  If and when the Restriction Period expires without a prior forfeiture of Restricted Stock or Restricted Stock Units subject to such Restriction Period, unlegended certificates (or other representation of title) for Common Stock shall be delivered to the Participant at the time and subject to the conditions provided in the Agreement governing such Award.

(6)           Election.  A Participant may elect to further defer receipt of the Restricted Stock or payment of Common Stock with respect to Restricted Stock Units for a specified period or until a specified event, subject to the Committee’s approval and to such terms as are determined by the Committee.  Subject to any exceptions adopted by the Committee, such election must be made one at least (1) year prior to completion of the Restriction Period and in compliance with the terms and conditions of Section 409A of the Code.”

4.  Section 10.1(2) is amended to read in its entirety as follows:

“(2) The restrictions applicable to any Restricted Stock and Restricted Stock Unit Awards shall lapse.  Such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant, and such Restricted Stock Units shall become free of all restrictions, fully vested, and payable in shares of Common Stock; and”